Exhibit 99.1

Autoliv and Volvo Cars autonomous driving joint venture Zenuity starts operations

(Stockholm, Sweden, April 18, 2017) — Zenuity, the joint venture between Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb) and Volvo Cars, starts its operations today. Zenuity is a new entrant in the growing global market for autonomous driving software systems. It marks the first time a premium car maker has joined forces with a tier one supplier to develop leading advanced driver assist systems (ADAS) and autonomous driving (AD) technologies.

“Zenuity will enable us to deliver world leading, robust solutions for autonomous driving. The combined experience of Autoliv, the worldwide leader in automotive safety systems, and Volvo Cars, the premium car maker, will ensure solutions that meet the needs of car occupants in real life road conditions,” said Jan Carlson, Chairman, President & CEO of Autoliv.

“Volvo Cars combined its know-how with Autoliv’s to create a world leader in autonomous driving safety systems. With Zenuity starting operations we move a step closer to delivering this exciting technology,” said Håkan Samuelsson, President and Chief Executive Officer of Volvo Cars.

“In the last nine months we have worked hard to get Zenuity started and I am very pleased that we are now ready to start operations. The initial interest from automakers in Zenuity is very encouraging and we look forward to being a leader in the development of the next generation of safer and more automated cars,” said Dennis Nobelius, CEO of Zenuity.

At today’s closing, Autoliv will make a total investment of around 1.1 billion SEK into the joint venture, the large majority of which is an initial cash contribution, but it also includes intellectual property, know-how and personnel. At the same time Volvo Cars will contribute intellectual property, know-how and personnel into the joint venture. As previously announced, Autoliv and Volvo Cars own the joint venture 50/50. The formation of the joint venture was first announced in September 2016.

Background

Headquartered in Gothenburg, Sweden and with additional operations in Munich, Germany, and Detroit, USA, the initial workforce of close to 300 people is from Autoliv and Volvo Cars as well as some new hires. The joint ventures workforce is expected to grow to over 600 employees in the medium term.

Both Autoliv and Volvo Cars license and transfer intellectual property for their ADAS systems to the joint venture. From this base, the joint venture will develop new ADAS products and AD technologies. Zenuity is expected to have its first ADAS products available for sale by 2019 with AD technologies following shortly thereafter.

The mission for Zenuity is to use the latest ADAS/AD know-how to create robust and flexible solutions that are at the technological forefront – for today and tomorrow. This will be achieved by utilizing extensive experience and real-life tested solutions. Customers will be offered flexibility to choose based on a platform with modular solutions, all offered in a timely manner to the market. Zenuity is further committed to shape the industry through the delivery of spearhead solutions that continuously push the AD boundaries.

By being a leader in AD technology, combined with the business model for Zenuity, the owners expect three elements of value creation. Firstly, the business model means the value of the joint venture will increase going forward. Secondly, for Autoliv this is a clear step in the development of its active safety focus. Thirdly, for Volvo Cars the joint venture ensures world leading competence in a key technology area.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8-587 20627

E-mail: thomas.jonsson@autoliv.com

Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com

Autoliv is the exclusive supplier and distribution channel for all Zenuity’s products sold to third parties, and there will be no exclusivity toward any customer or the owners. Volvo Cars can source such products directly from the joint venture.

Inquiries:

Thomas Jönsson, Group Vice President Communications. Tel +46 (0)8 58 72 06 27

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 70,000 employees in 27 countries. In addition, the Company has 20 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2016 amounted to about US $10.1 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future, including related to its Zenuity joint venture. All forward-looking statements, including the success of the joint venture’s product development and product offerings, its ability to enhance our competitive advantage and predictions regarding the operation, customers, expansion and revenue of the joint venture are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including, without limitation, the ability of the parties to the joint venture to successfully integrate operations and employees in the new company; the ability of the joint venture to develop successful products; changes, competition and uncertainties in the autonomous driving and related markets; uncertainties as to the future financial and operating developments of the joint venture; regulatory developments regarding autonomous driving and the impact of any changes in financial markets or global economic conditions. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8-587 20627

E-mail: thomas.jonsson@autoliv.com

Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com